------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|      Fries             Michael      T. | UnitedGlobalCom, Inc. (UCOMA)                  | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  | X Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |      May 2000          |             President                  |
| 4643 S. Ulster St., Suite 1300         |                       |                        |        -------------------             |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                CO        80237  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Class A Common Stock           | 05/26/00   | X  |    |   115,792      | A  | $4.75   |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 05/26/00   | X  |    |    25,000      | A  | $2.25   |    140,792(2)   | I  |By a Partnership    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           |            |    |    |                |    |         |    120,182      | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           |            |    |    |                |    |         |      3,494      | I  |By 401(k) Plan      |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Class B   | 1 for 1 |5/26/|G(1)| V  |         | 91,580  |Immed.|      | Class A  |  91,580  |          |  91,580  | I  |By a      |
|Common    |         | 00  |    |    |         |         |      |      | Common   |          |          |    (2)   |    |Partner-  |
|Stock     |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Class B   | 1 for 1 |5/26/| G  | V  |         |   (3)   |Immed.|      | Class A  |    (3)   |          | (3)(2)   | I  |By a      |
|Common    |         | 00  |    |    |         |         |      |      | Common   |          |          |          |    |Partner-  |
|Stock &   |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|Employee  |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $4.75   |5/26/|J(4)|    |         |115,792  |7/22/ |7/22/ | Class A  | 115,792  |$4,232,198|   8,772  | D  |          |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $2.25   |5/26/|J(4)|    |         | 25,000  |7/22/ |7/22/ | Class A  |  25,000  |  $961,250|  15,000  | D  |          |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $4.75   |     |    |    |         |         |      |      |          |          |          | 115,792  | I  |By a      |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |    (2)   |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $2.25   |     |    |    |         |         |      |      |          |          |          |  25,000  | I  |By a      |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |    (2)   |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $4.75   |5/26/| X  |    |         |115,792  |7/22/ |7/22/ | Class A  | 115,792  |          |   0(2)   | I  |By a      |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $2.25   |5/26/| X  |    |         | 25,000  |7/22/ |7/22/ | Class A  |  25,000  |          |   0(2)   | I  |By a      |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
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Explanation of Responses:
(1) Contribution of securities to The Fries Family Partnership LLLP ("FFP"), of which a trust is the general partner and the trustee thereof can be replaced by the Reporting Person and the Reporting Person was then the sole limited partner.
(2) The Reporting Person disclaims beneficial ownership of the securities held by FFP, except to the extent of his pecuniary interest therein.
(3) Represents a gift of limited partnership interests in FFP to a trust for the Reporting Person's daughter.
(4) Transfer of securities to FFP in exchange for a promise to pay the fair market value thereof.

**Intentional misstatements or omissions of facts constitute Federal           /s/ Michael T. Fries                 June 5, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Michael T. Fries
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF  2